EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 70 to Registration Statement No. 2-38613 on Form N-1A of our reports dated November 15, 2011 relating to the financial statements and financial highlights of MFS Total Return Fund appearing in the Annual Report on Form N-CSR of MFS Series Trust V for the year ended September 30, 2011, and to the references  to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
May 25, 2012